Exhibit 10.69

ANNUAL BASE SALARIES APPROVED FOR NAMED EXECUTIVE OFFICERS

OF

WORTHINGTON INDUSTRIES, INC.

In June 2022, the Compensation Committee of the Board of Directors of Worthington Industries, Inc. (the “Registrant”) approved base salary increases for the following executive officers of the Registrant who will be named executive officers of the Registrant for purposes of the disclosure to be included in the Registrant’s Proxy Statement for the 2022 Annual Meeting of Shareholders to be held on September 28, 2022, which will become effective in September 2022.

Name and Principal Position	Base Salary

B. Andrew Rose President and CEO	$750,000

Joseph B. Hayek
Vice President and Chief Financial Officer	$500,000

Geoffrey G. Gilmore Executive Vice President and Chief Operating Officer	$660,000

John P. McConnell Executive Chairman; a Director	$428,480

Catherine M. Lyttle Senior Vice President and Chief Human Resources Officer	$378,000